                                                              Exhibit 99.T3A.1


                           CERTIFICATE OF ADOPTION
                                     OF
                   AMENDMENT TO ARTICLES OF INCORPORATION
                                     OF
                        EAGLE-PICHER INDUSTRIES, INC.


        John W. Painter, Executive Vice President, and Charles S. Dautel, Secretary, of Eagle-Picher Industries, Inc., an Ohio corporation, with its principal office located in Cincinnati, Hamilton County, Ohio (the "Corporation"), do hereby certify that a meeting of the shareholders of the Corporation entitled to vote on the proposal to amend the Amended Articles of Incorporation of the Corporation, as set forth in the following resolution, was duly called and held on May 28, 1986, at which meeting a quorum of such shareholders was present in person or by proxy, and that, by the affirmative vote of shareholders of the Corporation entitled to exercise at least two-thirds of the voting power of the Corporation on such proposal the following resolution was adopted:

        RESOLVED, that Section 2 be hereby added and that the following
        Article I, Item Fourth, Division B of the Amended Articles of Incorporation shall supercede and take the place of existing Article I, Item Fourth, Division B:

                                 DIVISION B

                        Express Terms of Common Stock
                        -----------------------------

        SECTION 1. The Common Stock shall be subject to the express terms of the Serial Preference Stock and any series thereof.
        Each share of Common Stock shall be equal to every other share of Common Stock; and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.

        SECTION 2. The holders of Common Stock shall have no pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation, whether now or hereafter authorized.


        IN WITNESS WHEREOF, John W. Painter, Executive Vice President, and Charles S. Dautel, Secretary, of Eagle-Picher Industries, Inc. have hereunto subscribed their names this 28th day of May, 1986.

                                   /s/ John W. Painter
                                ------------------------------------------
                                John W. Painter, Executive Vice President


                                   /s/ Charles S. Dautel
                                ------------------------------------------
                                Charles S. Dautel, Secretary

                      Amended Articles of Incorporation
                        Eagle-Picher Industries, Inc.
                               ______________
                           As Adopted May 1, 1985
                               ______________


                                  ARTICLE I

     The Amended Articles of Incorporation of Eagle-Picher Industries, Inc. (hereinafter in this Article I referred to as the "Corporation") shall be and be deemed to be further amended to read as set forth below:

     FIRST: Name

     The name of the Corporation is Eagle-Picher Industries, Inc.

     SECOND: Principal Office

     The place in this State where the principal office of the Corporation is to be located is Cincinnati, Hamilton County.

     THIRD: Purposes

     The purposes of the Corporation are:

     To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, produce, compound, process, develop, sell or otherwise dispose of, trade and generally deal in and with:

     Oxides, pigments, acids and chemicals of every kind and description.

     Primary and secondary batteries of all types.

     Insulation, both for home and industrial use, of every type and description.

     Diatomaceous earth and products derived therefrom by any processes or treatment.

     Molded, extruded, and rubber-to-metal mechanical rubber products; products from rubber, natural, synthetic, and silicone; and rubber products, materials and articles of any and all kinds, for any and all uses and purposes.

     Plastics and plastic products, materials and articles of any and all kinds for any and all uses and purposes.

     Paper, waxed paper, coated and impregnated paper, paper board and all products composed in whole or in part of paper; fibre board and fibre board products of all kinds; fibre glass and fibre glass products of all kinds; felt and felt products of all kinds; cellophane and related products; decorative and industrial high-pressure laminates; carpet floor mats for automobiles; and flocked materials.

     Motors, engines, generators and appliances of every type and nature, and all parts and accessories, appliances, devices and equipment of every kind and nature.

     All substances and products, kindred to or competitive with any or all of the foregoing and all that may result from or be convenient to the production, manufacture, sale and dealing in any or all of the foregoing substances and products.

     All substances, materials and articles made from or containing any or all of the foregoing or entering into or convenient for the manufacture and sale of any or all of the foregoing products.

     To engage in any and all phases of operating, maintaining and conducting the business of a foundry and machine shop, manufacturing and producing ferrous and non-ferrous metals, doing mold cutting and forming, building machines, dies and tools, making patterns, models and appurtenances thereto and to acquire, lease, purchase, own, hold, mortgage, pledge, or sell, real, personal and intangible property which may be necessary, incidental, required, useful or convenient in connection with the prosecution of such business.

     To search, explore, prospect, mine or drill for, extract, process, manufacture, purchase, or otherwise acquire, sell, or otherwise dispose of, and generally to deal in and with all kinds of ores, metals, minerals, and any other useful or valuable elements, substances or deposits, including rights, leases, claims and interests to and in lands containing the same.

     To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, produce, compound, process, develop, sell or otherwise dispose of, trade and generally deal in and with goods, wares and merchandise and personal property of every kind and description.


                                     [1]

     To do all things necessary or incident to any or all the foregoing purposes, and to purchase, acquire, hold, sell, convey, exchange, lease, mortgage or dispose of property, real or personal, tangible or intangible; to borrow money and to issue notes, bonds, or debentures or other evidences of indebtedness, and to make loans to any firm, association, corporation and/or individual.

     To carry on any other lawful business whatever which may seem to the Board of Directors capable of being carried on in connection with the above, or calculated, directly or indirectly, to promote the interests of the Corporation or to enhance the values of its properties; and to have, enjoy and exercise the rights, powers and privileges which are now or which may hereafter be conferred upon corporations organized under the same statutes as this Corporation.

     To conduct its business, and to have and maintain one or more offices, within and without the State of Ohio and in all other states and territories and in the District of Columbia, in all dependencies, colonies, or possessions of the United States of America and in foreign countries; and to purchase, or otherwise acquire, hold, own, equip, improve, manage, operate, finance, promote, sell, convey, mortgage or otherwise dispose of the real and personal property in all such states and places, to the extent that the same may be permissible under the laws thereof.

     The foregoing clauses shall be construed as objects, purposes and powers and it is hereby expressly provided that the foregoing enumerated specific objects, purposes and powers shall not be held to limit or restrict in any manner the powers of this Corporation, and are in furtherance of, and in addition to, and not in limitation of the general powers conferred by the laws of the State of Ohio.

      It is the intention that the objects, purposes and powers herein enumerated, and all subdivisions thereof shall, except as otherwise expressly provided, in nowise be limited or restricted, by reference to or inference from the terms of any other clause or paragraph hereof, and that each of the purposes, objects and powers specified herein shall be regarded as an independent purpose, object and power.

      FOURTH: The number of shares which the Corporation is authorized to have outstanding is 30,873,457 which shall be classified as follows:

     873,457 shares of Serial Preference Stock without par value
     (hereinafter called "Serial Preference Stock"); and

     30,000,000 shares of Common Stock of the par value of $1.25 each (hereinafter called "Common Stock"). The shares of such classes of stock shall have the following express terms:



                                 DIVISION A

                  Express Terms of Serial Preference Stock

      SECTION 1. The Serial Preference Stock may be issued from time to time in one or more series. All shares of Serial Preference Stock shall be of equal rank and shall be identical, except in respect of the particulars that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical in all respects with all other shares of such series, except as to the date from which dividends are cumulative. Subject to the provisions of Sections 2 to 8, both inclusive, of this Division, which provisions shall apply to all Serial Preference Stock, the Board of Directors hereby is empowered to cause the same to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine by adopting amendments to the Articles of Incorporation:

      (a) The designation of the series.

      (b) The authorized number of shares of the series, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number then outstanding) by action of the Board of Directors.

      (c) The annual dividend rate.

      (d) The redemption rights and price or prices, if any.

      (e) The terms and amount of any sinking fund provided for the purchase or redemption of shares.

      (f) The amounts payable in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     (g) The conversion rights, if any.

     (h) Restrictions, if any (in addition to those set forth in Section
6(b) of this Division) on the issuance of shares of the same series or of any other class or series.

                                     [2]

      SECTION 2. The holders of the Serial Preference Stock of each series, in preference to the holders of Common Stock and of any other class of shares ranking junior to the Serial Preference Stock, shall be entitled to receive out of any funds legally available and when and as declared by the Board of Directors dividends in cash at the rate for such series fixed in accordance with the provisions of Section 1 of this Division, payable quarterly on the second day of January, April, July and October of each year. Such dividends shall be cumulative, in the case of shares of each particular series, from and after the date of issuance thereof. No dividends may be paid upon, or declared or set apart for, any shares of Serial Preference Stock for any quarterly dividend period unless at the same time there shall be paid upon, or declared or set apart for, all series of Serial Preference Stock then outstanding and entitled to receive such a dividend, a dividend for such quarterly dividend period ratably in proportion to the respective annual dividend rates of each such series.

      SECTION 3. In no event so long as any Serial Preference Stock shall be outstanding shall any dividends, except a dividend payable in Common Stock or other shares ranking junior to the Serial Preference Stock, be paid or declared or any distribution be made except as aforesaid on the Common Stock or any other shares ranking junior to the Serial Preference Stock, nor shall any Common
Stock or any other shares ranking junior to the Serial Preference Stock, be purchased, retired or otherwise acquired by the Corporation:

        (a) Unless all accrued but unpaid dividends on Serial Preference Stock, including the full dividends for the current quarterly dividend period, shall have been declared and paid or a sum sufficient for payment thereof set apart; and

        (b) Unless there shall be no arrearages with respect to the redemption of Serial Preference Stock of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division.

     SECTION 4. (a) Subject to the express terms of each series, the Corporation may from time to time redeem all or any part of the Serial Preference Stock of any series at the time outstanding (i) at the option of the Board of Directors at the applicable redemption price for such series fixed in accordance with the provisions of Section 1 of this Division, or (ii) in fulfillment of the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with the provisions of Section 1 of this Division, together in each case with accrued but unpaid dividends to the redemption date.

      (b) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Serial Preference Stock to be redeemed at their respective addresses then appearing on the books of the Corporation, and shall be published at least once in a newspaper of general circulation in the City of Cincinnati, Ohio, not less than thirty (30) days nor more than sixty
(60) days prior to the date fixed for such redemption. At any time before or after notice has been given as above provided, the Corporation may deposit the aggregate redemption price of the shares of Serial Preference Stock to be redeemed with any bank or trust company in the State of Ohio having capital and surplus of more than Five Million Dollars ($5,000,000), named in such notice, directed to be paid to the respective holders of the shares of Serial Preference Stock so to be redeemed, in amounts equal to the redemption price of all shares of Serial Preference Stock so to be redeemed, on surrender of the stock certificate or certificates held by such holders, and upon the making of such deposit such holders shall cease to be shareholders with respect to such shares, and after such notice shall have been given and such deposit shall have been made such holders shall have no interest in or claim against the Corporation with respect to such shares and shall be entitled only to receive such moneys from such bank or trust company without interest, subject, however, to such rights to convert such shares prior to the redemption date thereof as may be provided by the terms of each respective series. In case less than all of the outstanding shares of a series of Serial Preference Stock are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by its Board of Directors.

     If the holders of shares of Serial Preference Stock which shall have been called for redemption shall not, within six years after such deposit, claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts, and thereafter such bank or trust company shall be relieved of all responsibility in respect thereof and to such holders and such holders shall be entitled to look only to the Corporation for the payment thereof as general unsecured creditors of the Corporation.

      (c) Any shares of Serial Preference Stock which are redeemed by the Corporation pursuant to the provisions of this Section 4 and any shares of Serial Preference Stock which are purchased and delivered in satisfaction of any sinking fund requirements provided for shares of such series and any shares of Serial Preference Stock which are converted in accordance with the express terms thereof shall be cancelled and not reissued. Any shares of Serial Preference Stock otherwise acquired by the Corporation shall resume the status of authorized and unissued shares of Serial Preference Stock without serial designation.
                                     [3]

      SECTION 5. (a) The holders of the Serial Preference Stock of any series shall, in case of liquidation, dissolution or winding up of the affairs of the Corporation, be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Stock or any other shares ranking junior to the Serial Preference Stock, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division, plus an amount equal to all dividends accrued but unpaid thereon to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of the affairs of the Corporation. In case the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding shares of Serial Preference Stock of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably to all outstanding shares of Serial Preference Stock in proportion to the full preferential amount to which each such share is entitled.

      After payment to holders of Serial Preference Stock of the full preferential amounts as aforesaid, holders of Serial Preference Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

      (b) The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the property of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

      SECTION 6. (a) The holders of Serial Preference Stock shall be entitled at all times to one-half of one vote for each share, and, except as otherwise provided herein or required by law, the holders of the Serial Preference Stock and the holders of Common Stock of the Corporation shall vote together as one class on all matters.

      If, and so often as, the Corporation shall be in default in the payment of the equivalent of six (6) full quarterly dividends on all shares of all series of Serial Preference Stock at the time outstanding, whether or not earned or declared, the holders of Serial Preference Stock of all series, voting separately as a class and in addition to all other rights to vote for Directors, shall be entitled to elect as herein provided two members of the Board of Directors of the Corporation; provided, however, that the holders of shares of Serial Preference Stock shall not have or exercise such special class voting rights except at meetings of the shareholders for the election of Directors, and provided further that the special class voting rights provided for herein when the same shall have become vested shall remain so vested until all accrued unpaid dividends of the Serial Preference Stock of all series then outstanding shall have been paid, whereupon the holders of the Serial Preference Stock shall be divested of their special class voting rights in respect of subsequent elections of Directors, subject to the revesting of such special class voting rights in the event hereinabove specified in this Section.

      In the event of default entitling the holders of Serial Preference
Stock to elect two Directors as above specified, a special meeting of the shareholders for the purpose of electing such Directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten percent of the shares of Serial Preference Stock of all series at the time outstanding, and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; provided, however, that the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be held within ninety days after the date of receipt of the foregoing written request from the holders of Serial Preference Stock. At any meeting at which the holders of the Serial Preference Stock shall be entitled to elect Directors, the vote of the holders of a majority of such shares present in person or by proxy at any such meeting shall be sufficient to elect the members of the Board of Directors which the holders of the Serial Preference Stock are entitled to elect as hereinabove provided.

      (b) In addition to such votes or consents as may be required by law, the consent of the holders of at least two-thirds of the number of shares of Serial Preference Stock at the time outstanding given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of the Serial Preference Stock shall vote separately as a class, shall be necessary to effect any one or more of the following:

        (i) Any amendment, alteration or repeal of any of the provisions of these Articles of Incorporation, as the same may at any time be amended, which affects materially and adversely the preferences of the holders of Serial Preference Stock, including the amendment of these Articles of Incorporation, as the same may at any time be amended, so as to authorize or create, or to increase the authorized amount of, Serial Preference Stock or any shares of any class ranking on a parity with the Serial Preference Stock; provided, however, that if such amendment, alteration or repeal affects materially and adversely the preferences of one or more but not all series of Serial Preference Stock at the time outstanding, only the consent of the holders of at least two-thirds of the number of the shares of the series so affected at the time outstanding shall be required;

                                     [4]

        (ii) The authorization or creation of, or the increase in the authorized amount of, any shares of any class, or any security convertible into shares of any class, ranking prior to the Serial Preference Stock; or

        (iii) The purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Serial Preference Stock then outstanding except in accordance with a stock purchase offer made to all holders of record of Serial Preference Stock, unless all dividends upon all Serial Preference Stock then outstanding for all previous quarterly dividend periods shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

     (c) In addition to such votes or consents as may be required by law, the consent of the holders of at least a majority of the number of shares of Serial Preference Stock at the time outstanding, given in person or by proxy either in writing or at a meeting called for the purpose at which the holders of the Serial Preference Stock shall vote separately as a class, shall be necessary to effect the sale, lease or conveyance by the Corporation of all or substantially all of its property or business or the voluntary parting with the control thereof, or its consolidation with or merger into any other corporation unless the corporation resulting from such consolidation or merger will have after such consolidation or merger no class of shares either authorized or outstanding ranking prior to or on a parity with the Serial Preference Stock except the same number of shares ranking prior to or on a parity with the Serial Preference Stock and having the same rights and preferences as the shares of the Corporation authorized and outstanding immediately preceding such consolidation or merger, and unless each holder of Serial Preference Stock immediately preceding such consolidation or merger shall receive the same number of shares, with the same rights and preferences, of the resulting corporation.

     (d) If, in accordance with paragraph (b) or (c) of this Section 6, the consent of the holders of at least two-thirds, or a majority, as the case may be, of the number of shares of Serial Preference Stock outstanding shall be obtained in writing without a meeting for the purpose of taking any action described in such paragraphs, the Corporation shall forthwith upon obtaining such consent give notice thereof to each holder of Serial Preference Stock.

     SECTION 7. The holders of the Serial Preference Stock shall have no pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation, whether now or hereafter authorized

     SECTION 8. For the purposes of this Division A:

     Whenever reference is made to shares "ranking prior to the Serial Preference Stock" or "on a parity with the Serial Preference Stock" such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions in the event of an involuntary liquidation, dissolution or winding up of the Corporation are given preference over, or rank on an equality with (as the case may be) the rights of the holders of the Serial Preference Stock; and whenever reference is made to shares "ranking junior to the Serial Preference Stock" such reference shall mean and include all shares of the Corporation in respect of which the rights of the holders as to the payment of dividends and as to distributions in the event of an involuntary liquidation, dissolution or winding up of the Corporation are junior and subordinate to the rights of the holders of the Serial Preference Stock.

                                 DIVISION B

                        Express Terms of Common Stock

     The Common Stock shall be subject to the express terms of the Serial Preference Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock; and the holders thereof shall be entitled to one vote for each share of such stock on all questions presented to the shareholders.

     FIFTH: The Corporation may from time to time, pursuant to authorization by its Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class; subject, however, to such limitation or restrictions, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of such purchase or acquisition.

     SIXTH: Except as otherwise provided herein or required by law, these Amended Articles of Incorporation, or any part thereof, may be amended by the affirmative vote of the holders of a majority of the voting power of the Common Stock and Serial Preference Stock, voting together as a single class.

     SEVENTH: These Amended Articles of Incorporation shall supersede and take the place of the heretofore existing Articles of Incorporation of the Corporation and all amendments thereto.

                                     [5]

     EIGHTH: Certain Business Combinations.

     SECTION 1. Vote Required for Certain Business Combinations.

     A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or the Articles, and except as otherwise expressly provided in Section 2, of this Item Eighth:

     (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

    (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more; or

   (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof having an aggregate Fair Market Value of $10,000,000 or more; or

   (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

   (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for purposes of this Item Eighth, each share of the Voting Stock shall have the number of votes granted to it pursuant to these Articles). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. Definition of "Business Combination". The term "Business Combination" as used in this Item Eighth shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

     SECTION 2. When Higher Vote is Not Required.  The provisions of Section
1 of this Item Eighth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles, if all of the conditions specified in either of the following paragraphs A and B are met:

     A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

     B. Price and Procedure Requirements. All of the following conditions shall have been met:

     (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Shareholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; and

           (b) The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Item Eighth as the "Determination Date"), whichever is higher.

    (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares
                                     [6]
           of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

           (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

           (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

           (c) The Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

     (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

     (iv) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
           Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any series of then outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock dividend, stock split or other subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

     (v) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder
           (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     SECTION 3. Certain Definitions.  For the purposes of this Item Eighth:

     A. A "person" shall mean any individual, firm, corporation or other entity.

     B. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

     (i) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date


                                     [7]
            in question was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

      (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or services of transactions not involving a public offering within the meaning of the Securities Act of 1933.

      C.    A person shall be a "beneficial owner" of any Voting Stock:

      (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

      (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

      (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

      D. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 26, 1985.

      F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

      G. "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

      H. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

      I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraph B(i) and (ii) of Section 2 of this Item Eighth of Article I shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

      SECTION 4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Item Eighth, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more. A majority of the Directors of

                                      [8]
the Corporation shall have the further power to interpret all of the terms and provisions of this Item Eighth of Article I of the Articles.

      SECTION 5. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Item Eighth shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

      SECTION 6. Amendment, Repeal, etc. Nothwithstanding any other provisions of these Amended Articles of Incorporation or the Code of Regulations of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended Articles or the Code of Regulations), the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Item Eighth; provided, however, shareholder action without a meeting shall require the unanimous written consent of all shareholders entitled to vote thereon pursuant to Article II, Section 2.(b) of the Code of Regulations.

                                       [9]